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Confidential Treatment Requested
Under 17 C.F.R. (SS)200.80(b)(4),
      200.83 and 240.24b-2
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                                                                    EXHIBIT 10.2

                  DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

          This Development and Commercialization Agreement (this "Agreement") is entered into as of November 1, 1995 (the "Effective Date") by and between Pfizer Inc. ("Pfizer"), a Delaware corporation, having an office at 235 East 42nd Street, New York, New York 10017 and Neurogen Corporation ("Neurogen"), a Delaware corporation, having an office at 35 Northeast Industrial Road, Branford, Connecticut 06405, each on behalf of itself and its Affiliates.
Pfizer and Neurogen are sometimes referred to herein as a "Party" and collectively as the "Parties," and references to "Pfizer," "Neurogen," a "Party" or the "Parties" shall include their respective Affiliates.

                                    RECITALS

          Whereas, Neurogen has expertise regarding the neurotransmitter NPY and the biological processes involving NPY; and:

          Whereas, Pfizer has the capability to discover evaluate, develop and market pharmaceutical products for the prevention and treatment of human conditions, including products developed based upon NPY technology for the treatment of obesity and other conditions;

          Whereas, the Parties have concurrently entered into a Collaborative Research Agreement establishing a cooperative research program to discover and develop Products (as defined below); and

          Whereas, the Parties wish to provide in this Agreement for the clinical development and commercialization of Products;

          Now, Therefore, in consideration of the mutual covenants and promises set forth in this Agreement, the Parties agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

          The capitalized terms used in this Agreement shall have the meanings specified below in this Article 1 and in the Research Agreement.

          1.1  "Abandoned Product"  shall have the meaning assigned in Section
7.1 of this Agreement.

          1.2 "ACMT" means the Pfizer Advanced Candidate Management committee established to manage the development of a drug

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candidate from the decision to begin Phase III clinical trials to final approval. This committee reports to the FDMT committee on operational issues and strategic issues.

          1.3 "Affiliate" shall have the meaning assigned in Section 1.1 of the Research Agreement.

          1.4 "Co-Promote" means to promote Products jointly through Pfizer, Neurogen and their respective sales forces under a single trademark in a given country.

          1.5 "Cost of Goods" means, with respect to either Party, (i) in the case of products and manufacture-related services acquired from the other Party or Third Parties, payments made to such other Party or Third Parties in respect of the manufacture, production or formulation of Products in bulk or final therapeutic form (as applicable), and (ii) in the case of manufacturing services performed by a Party, including manufacturing services performed in support of Third Party manufacturing, all direct and indirect costs for material, labor and production overhead incurred by such Party in manufacturing, producing and formulating Products in bulk or final therapeutic form (as applicable), calculated in accordance with U.S. generally accepted accounting principles, utilized consistently for the various pharmaceutical manufacturing operations of such Party. Pursuant to the last two sentences of Section 8.7 and solely for the purpose described therein and not for any other calculations, Cost of Goods shall also include compensation paid to Third Parties for licenses under certain intellectual property rights.

          1.6 "Development Costs" means all actual costs incurred by a Party or the Parties, or for its or their account, following the first filing of an IND for a given Product, to conduct development of such Product aimed at achieving Regulatory Approval of the Product in any given regulatory jurisdiction. Development Costs include but are not limited to costs of conducting and managing clinical studies and the costs of preparing regulatory submissions. Development Costs for a Product shall exclude costs of preclinical studies conducted before the first IND is filed with respect to that Product, process development costs, scale-up costs and separately assessed general and administrative overhead (i.e. expenses which for audited external reporting purposes pursuant to U.S. generally accepted accounting principles utilized consistently by such Party would be included in general and administrative expenses rather than research and development expenses).

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          1.7  "DPC" means the Pfizer Development Planning Committee which approves the recommendations of the ACMT to proceed to Phase III development of a drug candidate.
          1.8 "Drug Approval Application" means an application for Regulatory Approval required before commercial sale or use of a Product as a drug in a regulatory jurisdiction.

          1.9 "ECMT" means the Pfizer Early Candidate Management Team established to manage the development of a compound from nomination to the decision to begin to plan for Phase III clinical trials. This committee reports to the EDMT.

          1.10 "EDMT" means the Pfizer Exploratory Development Management Team which endorses the major development strategy recommendations of the ECMT including initiation of the development process.

          1.11 "FDA" means the United States Food and Drug Administration, or any successor agency.

          1.12 "FDMT" means the Pfizer Full Development Management Team which endorses the operational-issue recommendations of the ACMT.

          1.13 "IND" means an Investigational New Drug application filed with FDA, and any substantially similar filing in any other regulatory jurisdiction.

          1.14 "Joint Technology" shall have the meaning assigned in Section 1.7 of the Research Agreement.

          1.15 "Marketing Expenses" means actual costs which are specifically identifiable to the promotion and sale of a Product including activities allowed by applicable regulatory authorities which are undertaken prior to Regulatory Approval in preparation for the commercial launch of a Product in a particular country. Marketing Expenses include but are not limited to costs of advertising and professional education, clinical studies conducted to support the Product and not as part of a Drug Approval Application, specific training regarding the Product and costs incurred to operate and maintain the sales force which promotes a Product. Marketing Expenses shall exclude separately assessed general and administrative overhead (i.e., expenses which for audited external reporting purposes pursuant to U.S. generally accepted accounting principles utilized consistently by such party would be included in general and administrative expenses rather than marketing expenses) and Cost of Goods.

                                       3
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          1.16 "NAFTA Territory" means all of the territories included in the
North American Free Trade Agreement as in effect from time to time during the term of this Agreement.

          1.17 "Net Sales" means the gross amount invoiced by Pfizer or any sublicensee of Pfizer for sales of Products to Third Parties, less normal and customary trade discounts actually allowed, rebates, returns, credits, taxes the legal incidence of which is on the purchaser and separately shown on Pfizer's or any sublicensee of Pfizer's invoices and transportation, insurance and postage charges, if prepaid by Pfizer or any sublicensee of Pfizer and billed on Pfizer's or any sublicensee of Pfizer's invoices as a separate item.

          1.18 "Neurogen Confidential Information" shall have the meaning assigned in Section 1.8 of the Research Agreement.

          1.19 "Neurogen Technology" shall have the meaning assigned in Section
1.9 of the Research Agreement.

          1.20 "NGD 95-1" shall have the meaning assigned in Section 1.10 of the Research Agreement.

          1.21 "NPY" shall have the meaning assigned in Section 1.11 of the Research Agreement.

          1.22 "Patent Rights" shall have the meaning assigned in Section 1.13 of the Research Agreement.

          1.23 "Pfizer Confidential Information" shall have the meaning assigned in Section 1.14 of the Research Agreement.

          1.24 "Pfizer Technology" shall have the meaning assigned in Section
1.15 of the Research Agreement.

          1.25 "Product" shall have the meaning assigned in Section 1.16 of the Research Agreement.

          1.26 "Profit" means Net Sales of Products in the NAFTA Territory minus Cost of Goods for such finished Products sold in the NAFTA Territory.

          1.27 "Regulatory Approval" means any approvals (including pricing and reimbursement approves) or other authorizations of any regulatory agency or other governmental entity necessary for the

                                       4
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manufacture, distribution, use or sale of Products in a regulatory jurisdiction.

          1.28 "Research Agreement" means the Collaborative Research Agreement entered into between Pfizer and Neurogen concurrently with this Agreement.

          1.29 "Technology" shall have the meaning assigned in Section 1.19 of the Research Agreement.

          1.30 "Third Party" shall have the meaning assigned in Section 1.20 of the Research Agreement.

          1.31 "Valid Claim" shall have the meaning assigned in Section 1.21 of the Research Agreement.

          1.32 "Worldwide Net Sales" means Net Sales of a Product throughout the world during a given calendar year.

                                   ARTICLE 2

                                  DEVELOPMENT

          2.1 Development Decision-Making. The clinical development of Products shall be conducted jointly by the Parties in accordance with this
Article 2. Pfizer's EDMT, FDMT and DPC will have the final authority in the case of disputes.

               (a) Neurogen shall have primary responsibility for the preparation and filing of Investigational New Drug applications and for the conduct of Phase I clinical trials of NGD 95-1 and any back-up compounds and, as mutually agreed by the Parties, other Products in the United States and in accordance with the guidelines set forth in Appendix X attached hereto. Pfizer shall have the right to designate a representative to participate in Neurogen's decision-making process with respect to such matters. Such representative shall have the right to attend and participate at all Neurogen meetings in which significant decisions are to be made and to participate fully in all such decision-making. In the event of a dispute or failure to agree, Pfizer's EDMT will have final authority.

               (b) Pfizer shall have primary responsibility for further clinical development of Products, commencing with Phase II clinical trials of each Product, and for the preparation and filing of Drug Approval Applications for Products. Pfizer's ACMT and ECMT shall carry out such responsibility. Neurogen shall have the right to designate a representative to the ACMT and ECMT, with the right to attend and participate at all

                                       5
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meetings of the ACMT and ECMT and participate fully in all of the activities of these bodies.

          2.2  Annual Plan and Budget; Report.

               (a) Within 60 days after the decision to file an IND in the case of NGD 95-1 and any back-up compounds, Neurogen and, in the case of all other Products, Pfizer, shall prepare a detailed plan and budget specifying development activities to be undertaken for the remainder of such calendar year and projected expenses related thereto. Thereafter, the Party then having primary responsibility for furthering development of such Product (the "Lead Development Party") shall amend and update the plan and budget at least 90 days prior to the beginning of a new calendar year while such development is ongoing. The Lead Development Party shall provide the amended plan and budget to the other Party for comment, but the Lead Development Party shall retain primary responsibility for the plan and budget and all development activities with respect to such Product in accordance with Section 2.1. The Lead Development Party shall keep the other Party promptly informed of any proposed changes to the plan and budget.

               (b) The Lead Development Party shall report to the other Party at least once per calendar quarter on the progress of development of such Product. Such report shall include a detailed comparison of actual activities and expenses to the most recent plan and budget.

               (c) Notwithstanding any disagreement between the Parties regarding the contents of any annual plan and budget, and notwithstanding any discrepancy between planned and actual activities or expenses, the Parties shall be responsible for their respective share of Development Costs as provided in
Section 2.5 below.

          2.3 Regulatory Filings. In the case of NGD 95-1 and any back-up compounds, Neurogen and Pfizer will have the responsibilities set forth in Appendix X. In the case of all other Products, Pfizer will have the responsibility for interaction with regulatory authorities and Neurogen will support such activities.

          2.4 Diligent Efforts. Each Party shall use reasonably diligent efforts to carry out clinical development and to pursue Regulatory Approvals for Products. In conducting development activities under this Agreement, neither Party shall prejudice the value of any Product by reason of such Party's activities outside the scope of this Agreement.

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                                                CONFIDENTIAL TREATMENT REQUESTED


          2.5 Development Costs. All Development Costs shall be borne by the Parties in accordance with this Section 2.5, on a Product-by-Product basis, with reconciling payments made as provided in Section 2.6.

               (a) Except as set forth in Section 2.5(b)(2) below, Development Costs incurred in connection with conducting and completing Phase I and Phase II clinical studies and preparing regulatory submissions not specifically to achieve Regulatory Approval of any Product outside the NAFTA Territory will be borne [_______________ ].

               (b) Within 60 days after commencement of the first Phase III clinical study with respect to the Product, Neurogen shall deliver written notice to Pfizer electing one of the following planned courses of action regarding funding of further Development Costs:

                   (1) Neurogen may elect [_______________] incurred with respect to such Product after the completion of the last Phase II clinical study prior to the commencement of the first Phase III clinical study, in which case Neurogen shall receive compensation as provided in Section 5.4 on Net Sales of such Product; or

                   (2) Neurogen may elect (i) [_______________] incurred with respect to such Product after the completion of the last Phase II clinical study prior to the commencement of the first Phase II clinical study, and (ii) [______________] incurred with respect to such Product after the completion of the first Phase I clinical study and before the completion of the last Phase II clinical study, without interest, in which case Neurogen shall be eligible to Co-Promote such Product with Pfizer in the NAFTA Territory and receive compensation for sales of such Product as provided in this Section 2.5(b)(2), and not Sections 5.4 or 5.5. If Neurogen exercises its option to Co-Promote a Product, it shall have the right to provide up to [_____________] of the selling, detailing and related effort for the Product. Pfizer shall be responsible for all major decisions and day-to-day decisions regarding commercialization of the Product. Neurogen [_____________]

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                                                CONFIDENTIAL TREATMENT REQUESTED

        Worldwide Net Sales in                    Royalty Rates as a
     Millions of Dollars ("Tiers")              Percentage of Net Sales

            [_____________________________________________]


If Neurogen exercises this option to Co-Promote a Product, (i) both parties may book their proportional part of Net Sales, Cost of Goods and related expenses on a mutually agreeable basis; provided that such accounting treatment shall not alter the economic terms set forth herein and (ii) the Parties shall enter into a more detailed agreement to establish the mechanics of how the two Parties sales forces will work together to Co-Promote the Product and how Neurogen's contribution to the selling, detailing and related effort will be measured; or

                   (3) Neurogen may elect to (i) [______________] incurred with respect to such Product after completion of the last Phase II clinical study, which Development Costs are not specifically directed at achieving Regulatory Approval outside the NAFTA Territory and (ii) [_______________] Development Costs which are specifically directed at achieving Regulatory Approval outside of the NAFTA Territory [_____________]

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                                                CONFIDENTIAL TREATMENT REQUESTED

                   (4) Notwithstanding anything to the contrary above, Neurogen shall be entitled to compensation pursuant to Sections 5.1,5.2 and 5.3 in all cases.

          2.6 Reimbursement of Development Costs. The Party that incurs more than its share of the total actual Development Costs for Products in each quarter shall be paid by the other Party an amount of cash sufficient to reconcile to its agreed percentage of actual Development Costs in each quarter. Reconciling payments under this Section 2.6 shall be made within 30 days of receipt of the other Party's quarterly report. Failure of a Party to reimburse the other Party for any Development Costs that are subject to a good faith dispute hereunder shall not be deemed to be a material breach of this Agreement.

                                   ARTICLE 3

                                   MARKETING

          3.1 Diligent Efforts. Except as otherwise provided in this Agreement, Pfizer shall be solely responsible for the commercialization of Products. Pfizer shall use reasonably diligent efforts to promote, launch, market and sell Products and to maximize the economic value of Products.

          3.2 Neurogen Option to Share Marketing Expenses; Co-Promotion by Mutual Agreement. If Neurogen elects to share Development Costs under Section 2.5(b)(3) and profit share under Section 5.5, Neurogen shall be responsible for [____________] of the Marketing Expenses of such Products in the NAFTA Territory. All Marketing Expenses shall be borne by the Parties in accordance with this Section 3.2, on a Product-by-Product basis, with reconciling payments made as provided in Section 3.3. Subject to the future agreement of the Parties, Neurogen may elect, [_____________] to meet part or all of its obligation under
Section 5.5 by supporting a sales force of Neurogen employees or agents, provided that in such event Pfizer shall remain responsible for all major decisions and day-to-day decisions regarding commercialization of the Product. In such event, Neurogen's contribution of the Neurogen sales force towards the [____________] requirement shall be measured not by the costs associated with such force but instead based upon the ratio of the Neurogen force's effort to the total sales effort of the Parties. Sales effort will be measured in a manner to be mutually agreed upon which reflects the ways in which the Parties expect such Product to be promoted and marketed in the NAFTA Territory. Pfizer shall not unreasonably withhold or delay its agreement to such a Co-

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                                                CONFIDENTIAL TREATMENT REQUESTED

Promotion arrangement, provided that the sales force to be provided by Neurogen can reasonably be expected to have experience and training commensurate with the requirements of the Product sales effort. If the parties agree to co-promote, both parties may book their proportional part of Net Sales, Cost of Goods, and related expenses on a mutually agreeable basis; provided that such accounting treatment shall not alter the economic terms set forth herein.

          3.3 Reimbursement of Marketing Expenses. If Neurogen is to share Marketing Expenses, the Party that incurs more than its share of the total actual Marketing Expenses for Products in each quarter shall be paid by the other Party an amount of cash sufficient to reconcile to its agreed percentage of actual Marketing Expenses in each quarter. Reconciling payments under this
Section 3.3 shall be made within 30 days of receipt of the other Party's quarterly report. Failure of a Party to reimburse the other Party for any Marketing Expenses that are subject to a good faith dispute hereunder shall not be deemed to be a material breach of this Agreement.

                                   ARTICLE 4

                                 MANUFACTURING

          4.1 Manufacture of Products. Except in the event that Neurogen gives notice of exercise of the option set forth in Section 4.3, Pfizer shall be solely responsible for the manufacture and supply of bulk and finished Product for all purposes.

          4.2  Process Development and Scale-up Costs.

               (a) So long as Neurogen retains or has exercised the option set forth in Section 4.3 below with respect to any Product, costs incurred by the Parties in connection with manufacturing process development and scale-up of such Product in the NAFTA Territory will be borne [______________] Reconciling payments shall be made as provided in Section 2.6 with respect to Development Costs.

               (b) If the option set forth in Section 4.3 below expires with respect to any given Product, or if Neurogen notifies Pfizer in writing that it will not exercise such options with respect to such Product (for purposes of this paragraph, the option "lapses"), [____________]

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                                                CONFIDENTIAL TREATMENT REQUESTED

          4.3 Neurogen Option. Neurogen shall have the right, at its option, to supply Pfizer with its NAFTA requirements for bulk and finished supplies of each Product commercialized under this Agreement (during the period royalties or Profit-share are payable with respect thereto). Neurogen may supply such products directly, through an Affiliate or through a Third Party contractor approved by Pfizer provided that such approval shall not be unreasonably withheld. In each instance, Neurogen must exercise its rights by giving notice to Pfizer at least [___________] and shall designate in such notice the commencement date for such commercial supply of Pfizer's NAFTA requirements; provided, however, that the Parties shall agree to extend such [___________] period if necessary to satisfy FDA requirements. Such commencement date must occur during the period [___________] At least ninety (90) days prior to exercising the foregoing rights, Neurogen will notify Pfizer of its desire to enter into a supply agreement, and the Parties shall thereafter negotiate in good faith the terms, which shall include and be constant with the terms set forth in this Section 4.3, upon which Neurogen shall manufacture and supply, or cause to be manufactured and supplied, such Products in bulk and finished form. The Parties shall conclude a definitive manufacturing and supply agreement within ninety (90) days thereafter. Any such agreement shall include provisions addressing the following:

               (a) A grant to Pfizer of customary and reasonable rights to manufacture such bulk and/or finished Products, as the case may be, and/or qualify a second source or to be that second source, in the event that Neurogen or its Affiliate or agent fails to fulfill its material production obligations under such agreement, after reasonable and customary nonce and opportunity to cure;
               (b) That Pfizer shall consult with Neurogen in connection with process development, to assist Neurogen in establishing a cost-competitive process which shall be identical to the process Pfizer develops to supply its needs in the rest of the world;

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                                                CONFIDENTIAL TREATMENT REQUESTED

               (c) A selling price, subject to adjustment as set forth below (prior to applicable freight, postage, excises, sales taxes, and the like, but excluding duties, all of which shall be borne by Pfizer, except for duties incurred by reason of a decision by Neurogen to manufacture outside the NAFTA Territory) not to exceed [____________] (the "Neurogen Transfer Price");

               (d) A provision regarding reduction and termination of Neurogen manufacturing rights as follows;

                   (1) Except as set forth below, while Pfizer is purchasing one hundred percent (100%) of its NAFTA requirements from Neurogen, notwithstanding the calculation of the applicable Neurogen Transfer Price, Pfizer shall not be required to pay Neurogen more than [_______________] of Pfizer's applicable per unit Cost of Goods for Product produced by Pfizer or an Affiliate for sales outside of NAFTA. While Pfizer is purchasing fifty percent (50%) or less of its NAFTA requirements from Neurogen, notwithstanding the calculation of the applicable Neurogen more than [______________] of Pfizer's applicable per unit Cost of Goods for Product produced by Pfizer or an Affiliate.

                   (2) If for any consecutive twelve (12) month period commencing on an anniversary date of the receipt of the first commercial supply shipment received by Pfizer under the manufacturing and supply agreement during which Pfizer is purchasing one hundred percent (100%) of its NAFTA requirements from Neurogen, the Neurogen Transfer Price is more than [_____________] of Pfizer's Cost of Goods as calculated pursuant to subsection (a) above, thereafter Neurogen shall be entitled to supply only fifty percent (50%) of Pfizer's NAFTA requirements. Notwithstanding the foregoing, Pfizer shall have the option of continuing to purchase the difference between fifty percent (50%) and one hundred percent (100%) of its NAFTA requirements at the Neurogen Transfer Price for up to an additional one (1) year period, provided that Pfizer shall in no event be required thereby to pay for such excess quantities more than [____________] of Pfizer's Cost of Goods applicable to similar units of Product.

                   (3) If for any consecutive twelve (12) month period commencing on an anniversary date of the receipt of the first

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                                                CONFIDENTIAL TREATMENT REQUESTED

commercial supply shipment received by Pfizer under the manufacturing and supply agreement during which Pfizer is purchasing fifty percent (50%) of its United States requirements from Neurogen, the Neurogen transfer Price is more than [_______________] of Pfizer's Cost of Goods as calculated pursuant to subsection
(b) above, thereafter Neurogen shall not be entitled to supply any of Pfizer's NAFTA requirements. Notwithstanding the foregoing, Pfizer shall have the option of continuing to purchase up to fifty percent (50%) of its NAFTA requirements for up to an additional one (1) year period.

               (e) Notwithstanding the provisions in subsection (iv) above, Neurogen may retain its manufacturing rights by promptly rebating to Pfizer any amounts by which Neurogen's Transfer Price exceeded [____________] as the case may be, of Pfizer's Cost of Goods as contemplated in subparts (3) and (2) of subsection (d) of this Section 4.3.

               (f) A provision indicating whether, at Neurogen's option, supply by Neurogen will be for bulk and finished goods or only for bulk goods.

               (g) Notwithstanding the foregoing provisions of this Section 4.3, the Parties agree to use their respective best efforts to establishing a manufacturing and supply relationship that complies with Internal Revenue Service regulation 936 and maintains the relative economic interests of the Parties, as described above.

          4.4 Assurance of Manufacturing Capability. Notwithstanding the foregoing, Pfizer may request, as a condition to the exercise by Neurogen of its option rights under Section 4.3, reasonable assurances that Neurogen has, or will have at the time it commences supplying Product, the capability (internally or through an agent to fulfill Pfizer's requirements for such bulk and finished Products in a timely and reliable fashion and is willing to establish adequate commercial manufacturing capability. Pfizer agrees that upon completion of its first production batch required for NDA approval and thereafter as long as Neurogen is preparing to supply or is supplying products hereunder, Pfizer will inform Neurogen of Pfizer's Cost of Goods for such Product for the immediately preceding quarter and give Neurogen a good faith estimate of its Cost of Goods for the succeeding four (4) quarters.

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                                                CONFIDENTIAL TREATMENT REQUESTED

          4.5  Separate Manufacturing Agreement.   Notwithstanding anything
herein to the contrary, any breach by a Party of obligations under any manufacturing agreement entered into pursuant to Section 4.3 of this Agreement shall not be deemed a breach of this Agreement and any remedies relating to any such breach shall arise from any such manufacturing agreement and not this Agreement.

                                   ARTICLE 5

                                  COMPENSATION

          5.1 Equity Investment. In connection with this Agreement, the Parties have concurrently entered into a Stock Purchase Agreement providing for the purchase by Pfizer of 750,000 shares of the Common Stock of Neurogen.

          5.2  Milestone Payments.

               (a) Pfizer shall pay to Neurogen, within sixty (60) days of the completion of each event set forth below, the payment described or listed opposite that event. [___________] Payments shall be made in U.S.
dollars by check or other mutually acceptable means.

               (b)  Upon [__________]

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                                                CONFIDENTIAL TREATMENT REQUESTED

               (c) With respect to any Product for use in the prevention or treatment of obesity, Pfizer shall pay to Neurogen the following amounts based upon the following Events. Pfizer shall be obligated to make each payment only once with respect to each Product.

              Amount               Event

              [________________________________________]



               (d) With respect to any Product not described in subsection
(c) above, [____________]

          5.3 Royalty Outside NAFTA Territory. Pfizer shall pay to Neurogen royalties on the Net Sales of each Product outside the NAFTA Territory as follows. The amount of the royalties paid by Pfizer to Neurogen shall be equal to the [____________]

                                       15
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                                                CONFIDENTIAL TREATMENT REQUESTED

        Worldwide Net Sales in                    Royalty Rates as a
          Millions of Dollars                      Percentage of Net
              ("Tiers")                                Sales

            [__________________________________________________]



          By way of example, [____________]

          5.4 Royalty in NAFTA Territory. Pfizer shall pay to Neurogen royalties on Net Sales of each Product in the NAFTA Territory as to which compensation is not being paid under Section 2.5(b)(2) or 5.5 as follows. [____________]

                                                CONFIDENTIAL TREATMENT REQUESTED

       Worldwide Net Sales in                         Royalty Rates as a
        Millions of Dollars                            Percentage of Net
            ("Tiers")                                        Sales

           [____________________________________________________]


          5.5 Profit-Sharing in NAFTA Territory. If Neurogen bears [___________] of NAFTA Development Costs of a Product pursuant to Section 2.5(b)(3) and [____________] of Marketing Expenses of a Product in the NAFTA Territory pursuant to Section 3.2, Pfizer shall pay to Neurogen for each calendar year [___________] of the Profit for such Product in the NAFTA Territory provided, however, [__________]

                                       17
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                                                CONFIDENTIAL TREATMENT REQUESTED

       Worldwide Net Sales in                         Royalty Rates as a
        Millions of Dollars                            Percentage of Net
            ("Tiers")                                        Sales

           [____________________________________________________]


          5.6  Payment Term; Royalty Reduction.

               (a) Pfizer shall make payments pursuant to Sections 5.3, 5.4 and 5.5 with respect to each country of the world from the date of first commercial sale (the date of invoice of Pfizer or any sublicensee of Pfizer with respect to such sale) of such Product in each such country until the expiration of the last Patent Right to expire with respect to each such county and each such Product. By way of further explanation, Pfizer shall pay royalties pursuant to Sections 5.3, 5.4 and 5.5 with respect to the sale of Products whose manufacture would infringe a Valid Claim if it were done by an unlicensed Third Party, such royalties to be paid on the Net Sales of such Products even if the actual sale of such Products would not alone infringe a Valid Claim if such sales were made by an unlicensed Third Party. If Pfizer elects to manufacture in a county where patent laws are not available, or does not obtain a manufacturing patent in a country where patent laws are available, then Pfizer shall pay royalties as if it had a manufacturing patent that issued in such country on the date manufacture commenced and expired as provided under such country's patent laws (or U.S. patent laws if such country has no patent laws).

               (b) Following the expiration of such term, Pfizer shall have a non-exclusive, fully-paid, worldwide license, including the right to grant sublicenses, to use Neurogen Technology and Joint Technology to develop, make, use, offer for sale, sell and import Products.

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                                                CONFIDENTIAL TREATMENT REQUESTED

               (c) [___________]

          5.7 Payments. Royalties, Profit-share payments and payments made pursuant to Section 2.5(b)(2) shall be made by Pfizer on Net Sales within sixty
(60) days after the end of each calendar quarter in which such Net Sales are made. Such payments shall be preceded by a statement, to be delivered within 30 days after the end of such calendar quarter, showing the Net Sales of each Product by Pfizer or any sublicensee of Pfizer in each county, the applicable royalty or other payment rate for such Product, and a calculation of all credits and sums necessary to accurately determine the amount of payment due.

          5.8 Currency Conversion. The Net Sales used for computing royalty and Profit-share payments shall be computed and paid in U.S. dollars by check or other mutually acceptable means. For purposes of determining the amount of royalties or Profit-share payments due, the amount of Net Sales in any foreign currency shall be computed by (a) converting such amount into dollars at the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as quoted by Citibank in New York on the last business day of the calendar quarter for which the relevant payment is to be made by Pfizer and (b) deducting the amount of any governmental tax duty, charge, or other fee actually paid in respect of such conversion into, and remittance of dollars.

          5.9 Records. Pfizer shall keep for three (3) years from the date of each payment due hereunder complete and accurate records in sufficient detail to allow the accurate determination, in a manner consistent with generally accepted accounting principles in the United States, the sums or credits due under this Agreement, including but not limited to Development Costs, Cost of Goods, Marketing Expenses, Net Sales, Profit and royalties. Neurogen shall have the right for a period of three (3) years after receiving any report or statement with respect to payments due and payable to appoint at its expense an independent certified public accountant reasonably acceptable to Pfizer to inspect the relevant records to verify such report or statement. Pfizer shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Neurogen to verify the accuracy of the reports and payments. Such inspection right shall not be exercised more than once in any calendar year nor more than once with respect to sales in any given period. Neurogen agrees to hold in strict confidence all information concerning payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Neurogen to reveal such information in order to enforce its rights under this Agreement or if disclosure is required by law. The failure of Neurogen to request verification of any report or statement during said three-year period shall be considered acceptance of the accuracy of such report, and Pfizer shall have no obligation to maintain records pertaining to such report or statement beyond said three-year period. The results of each inspection, if any, shall be binding on both Parties.

          5.10 No Other Compensation. Pfizer shall not be obliged to reimburse Neurogen for any costs incurred by Neurogen with respect to Products prior to the Effective Date, except to the extent that payments expressly provided for in this Agreement or the Research Agreement might be considered compensation for such costs.

                                   ARTICLE 6

                                    LICENSES

          6.1  Commercialization License to Pfizer.   In addition to the
assignment of certain Patent Rights set forth in Section 5.1 (c) of the Research Agreement, Neurogen grants to Pfizer an exclusive, worldwide license, including the right to grant sublicenses, under the Patent Right, Neurogen Technology and Joint Technology which are not so assigned to develop, make, use, offer for sale, sell and import Products, subject to the terms of this Agreement. Unless terminated earlier in accordance with this Agreement, such license shall commence on the Effective Date and shall terminate on the expiration date of the payment obligation set forth in Section 5.6, except to the extent continued pursuant to Section 5.6 (b).

          6.2 Technical Assistance. Neurogen shall provide to Pfizer or any sublicensee of Pfizer, at Pfizer's request and expense, any technical

                                                CONFIDENTIAL TREATMENT REQUESTED

assistance reasonably necessary to enable Pfizer or such sublicensee to manufacture, use or sell each Product and to enjoy fully all the rights granted to Pfizer pursuant to this Agreement; provided, however, that Neurogen is reasonably capable of providing that assistance.

          6.3 Representation and Warranty. Neurogen represents and warrants to Pfizer that it has the right to grant the licenses granted pursuant to this
Article 6, and that the licenses so granted does not conflict with or violate the terms of any agreement between Neurogen and any Third Party.

          6.4 Sublicensing. If Pfizer grants a license or sublicense under any rights granted in Section 6.1, (A) Pfizer shall guarantee that any sublicensee fulfills all of Pfizer's obligations under this Agreement; provided, however that Pfizer shall not be relieved of its obligations pursuant to this Agreement and (B) any such licenses or sublicenses shall include obligations for the licensee or sublicensee (i) to account for and report its sales of Products on the same basis as if such sales were Net Sales by Pfizer and (ii) not to engage in any development activities (including sponsoring or conducting clinical trials) with respect to [___________]



                                   ARTICLE 7

                               ABANDONED PRODUCTS

          7.1 Abandoned Products. If Pfizer discontinues development or commercialization of a Product, the right to such Product (an "Abandoned Product") shall revert to Neurogen in accordance with this Article 7. So long as Pfizer continues to diligently pursue development and commercialization of back-up compounds to such a Product. Pfizer shall not be deemed to have discontinued development of the Product and such Product shall not be an Abandoned Product subject to this Article 7.

          7.2 Commercialization by Neurogen. With respect to any Product which becomes an Abandoned Product pursuant to Section 7.1, the following provisions shall apply.

                (a) The license granted to Pfizer in Section 6.1 shall terminate with respect to the Abandoned Product and, if applicable to such

                                                CONFIDENTIAL TREATMENT REQUESTED

Abandoned Product, Pfizer shall reassign to Neurogen those Patent Rights assigned in Section 5.1 (c) of the Research Agreement all, at such time as the Product becomes an Abandoned Product pursuant to Section 7.1.

               (b) Pfizer grants to Neurogen an exclusive, worldwide license, including the right to grant sublicenses, under the Patent Right, Pfizer Technology and Joint Technology to develop, make, use, offer for sale, sell and import such Abandoned Product, subject to the payment obligations of Section 7.3 below.

               (c) Pfizer shall provide to Neurogen or any sublicensee of Neurogen, at Neurogen's request and expense, any technical assistance, Pfizer Confidential Information, Pfizer Technology, clinical data, regulatory submissions and registrations or other information, materials, rights or assistance reasonably necessary to enable Neurogen or such sublicensee to develop, manufacture, use or sell such Abandoned Product and to enjoy fully all the rights granted to Neurogen pursuant to this Article 7; provided, however, that Pfizer is reasonably capable of providing that assistance.

          7.3   Compensation to Pfizer.

                (a) Neurogen shall pay to Pfizer royalties as follows on the Net Sales of Products that became Abandoned Products after the completion of Phase III studies of such Product. The amount of royalties shall be [____________]


       Worldwide Net Sales in                         Royalty Rates as a
        Millions of Dollars                            Percentage of Net
            ("Tiers")                                        Sales

           [____________________________________________________]

                                                CONFIDENTIAL TREATMENT REQUESTED

               (b) Neurogen shall pay to Pfizer royalties as follows on the Net Sales of Products that became Abandoned Products after the completion of Phase II studies of such Product and before the completion of Phase III studies. The amount of royalties shall be [___________]


       Worldwide Net Sales in                         Royalty Rates as a
        Millions of Dollars                            Percentage of Net
            ("Tiers")                                        Sales

           [____________________________________________________]



                (c) With respect to Products that became Abandoned Products prior to the completion of Phase II studies but following the filing of an IND for such Product, Neurogen shall compensate Pfizer as follows if Neurogen commences development of such Abandoned Product. [___________]

                (d) With respect to Products that became Abandoned Products prior to the filing of an IND for such Product, Neurogen shall compensate Pfizer as follows if Neurogen commences development of such Abandoned Product. [____________]

                                                CONFIDENTIAL TREATMENT REQUESTED

                (e) The provisions relating to royalty term, royalty reduction, payment, currency conversion and records set forth in Sections 5.6 through 5.10 with respect to payments to be made by Pfizer shall also apply with respect to payments to be made by Neurogen pursuant to this Section 7.3. In no event shall compensation be due to Pfizer under more than one of the above paragraphs of this Section 7.3.

          7.4 Indemnification. Neurogen shall indemnify and hold Pfizer harmless with respect to claims based upon Neurogen's sales of Products pursuant to this Article 7, on the same terms applicable to Pfizer under Article 11.

                                   ARTICLE 8

                             PATENTS; INFRINGEMENT

          8.1  Filing, Prosecution and Maintenance by Pfizer.

               (a) With respect to Patent Rights covering (i) Neurogen Technology which relates solely to Products, (ii) Joint Technology or (iii) Pfizer Technology, Pfizer shall have the exclusive right:

                   (1) To file applications for letters patent on any patentable invention included in such Neurogen Technology, Joint Technology or Pfizer Technology; provided, however, that Pfizer shall consult with Neurogen regarding countries in which such patent applications should be filed and shall file patent applications in those countries where Neurogen requests that Pfizer file such applications; and, further provided, that Pfizer, at its option and expense, may file in countries where Neurogen does not request that Pfizer file such applications;

                   (2) To prosecute all pending and new patent applications included within Patent Rights;

                   (3) To respond to oppositions filed by Third Parties against the grant of letters patent for such applications; and

                   (4) To maintain in force any letters patent included in Patent Rights by duly filing all necessary papers and paying any fees required by the patent laws of the particular country in which such letters patent were granted.

               (b) Pfizer shall notify Neurogen in a timely manner of any decision to abandon a pending patent application or an issued patent included in Patent Right. Thereafter, Neurogen shall have the option, at its expense, of continuing to prosecute any such pending patent application or of keeping the issued patent in force.

               (c) Pfizer shall provide to Neurogen copies of all patent applications that are part of Patent Rights prior to filing, for the purpose of obtaining substantive comment of Neurogen patent counsel. Pfizer shall also provide to Neurogen copies of all documents relating to prosecution of all such patent applications in a timely manner and shall provide to Neurogen every six
(6) months a report detailing status.

               (d) Pfizer shall have the right to file on behalf of Neurogen all applications and take actions necessary to obtain patent extensions pursuant to 35 U.S.C. Section 156 or similar foreign statutes for Patent Rights licensed to Pfizer hereunder. Neurogen agrees to sign, at Pfizer's expense, such further documents and take such further actions as may be requested by Pfizer in this regard.

          8.2 Filing, Prosecution and Maintenance by Neurogen. With respect to Patent Rights covering Neurogen Technology which does not relate solely to Products, Neurogen shall have those rights and duties ascribed to Pfizer in
Section 8.1.

          8.3 Disclaimer of Claims. Neither Party may disclaim a claim of a patent application within the Patent Rights without the consent of the other.

          8.4  Actual or Threatened Infringement.

                                                CONFIDENTIAL TREATMENT REQUESTED

               (a) When information comes to the attention of Neurogen to the effect that any Patent Rights relating to a Product have been or are threatened to be unlawfully infringed, Neurogen shall promptly notify Pfizer of such information. When information comes to the attention of Pfizer (through Neurogen or otherwise) to the effect that any Patent Rights relating to a Product have been or are threatened to be unlawfully infringed, Pfizer shall have the right at its expense to take such action as it may deem necessary to prosecute or prevent such unlawful infringement, including the right to bring or defend any suit, action or proceeding involving any such infringement. Pfizer shall notify Neurogen promptly of the receipt of any such information and of the commencement of any such suit, action or proceeding. If Pfizer determines that it is necessary or desirable for Neurogen to join any such suit, action or proceeding, Neurogen shall, at Pfizer's expense, execute all papers and perform such other acts as may be reasonably required to permit Pfizer to act in Neurogen's name. [___________]

               (b) If Pfizer does not, within one hundred twenty (120) days after giving notice to Neurogen of the above-described information, notify Neurogen of Pfizer's intent to bring suit against any infringer, Neurogen shall have the right to bring suit for such alleged infringement, but it shall not be obligated to do so, and may join Pfizer as Party plaintiff, if appropriate, in which event Neurogen shall hold Pfizer free, clear and harmless from any and all costs and expenses of such litigation, including attorney's fees, and any sums recovered in any such suit or in its settlement shall belong to Neurogen. [___________] Each party shall have the right to be represented by counsel of its own selection and at its own expense in any suit instituted by the other for infringement under the terms of this Section 8.4. If Pfizer lacks standing and Neurogen has standing to bring any such suit, action or proceeding, then Neurogen shall do so at the request of Pfizer and at Pfizer's expense.

          8.5 Defense of Infringement Claims. Neurogen will cooperate with Pfizer at Pfizer's request and expense in the defense of any suit, action or proceeding against Pfizer or any sublicensee of Pfizer

                                                CONFIDENTIAL TREATMENT REQUESTED

alleging the infringement of the intellectual property rights of a Third Party by reason of the manufacture, use or sale of a Product. Pfizer shall give Neurogen prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish Neurogen a copy of each communication relating to the alleged infringement. Neurogen shall give to Pfizer all authority (including the right to exclusive control of the defense of any such suit, action or proceeding and the exclusive right, after consultation with Neurogen, to compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding), information and assistance necessary to defend or settle any such suit, action or proceeding; provided, however, Pfizer shall obtain Neurogen's prior consent to such part of any settlement which requires payment or other action by Neurogen of adversely affects Neurogen's business. If the Parties agree that Neurogen should institute or join any suit, action or proceeding pursuant to this Section 8.5, Pfizer may, at Pfizer's expense, join Neurogen as a defendant if necessary or desirable, and Neurogen shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in connection with the prosecution of such suit action or proceeding.

          8.6 Hold Harmless. Neurogen agrees to defend, protect, indemnify and hold harmless Pfizer and any sublicensee of Pfizer, from and against any loss or expense arising from any proven claim of a Third Party that it has been granted rights by Neurogen and that Pfizer or any sublicensee of Pfizer in exercising their rights granted to Pfizer by Neurogen pursuant to this Agreement, has infringed upon such rights granted to such Third Party by Neurogen.

          8.7 Third Party Licenses. If the manufacture, use or sale by Pfizer or Neurogen, as the case may be, of a Product in any country would, in the opinion of both Pfizer and Neurogen, infringe a patent owned by a Third Party which covers substantially the same subject matter covered by any Neurogen Technology, Pfizer and Neurogen shall attempt to obtain a license under such patent. [_____________

                                                CONFIDENTIAL TREATMENT REQUESTED

_______________] All such computations, payments, and adjustments shall be on a country by country and patent by patent basis.

          8.8 Abandoned Products. With respect to Abandoned Products, Neurogen shall have those rights and duties ascribed to Pfizer and Pfizer shall have those rights and duties ascribed to Neurogen in this Article 8.

                                   ARTICLE 9

                                CONFIDENTIALITY

          9.1  Confidentiality.

               (a) Pfizer and Neurogen each recognize that the other's Confidential Information constitutes highly valuable, confidential information. Pfizer and Neurogen each agree that during the term of this Agreement and for five (5) years thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all Neurogen Confidential Information or Pfizer Confidential Information, as the case may be, that is disclosed to it or to any of its Affiliates pursuant to this Agreement.

               (b) Pfizer and Neurogen each agree that any disclosure of the others Confidential Information to any officer, employee or agent of the other Party or of any of its Affiliates shall be made only if and to the extent necessary to carry out its responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such responsibilities. Pfizer and Neurogen each agree not to use the other's Confidential Information for any purpose except for those purposes expressly permitted under this Agreement. Pfizer and Neurogen each agree not to disclose the other's Confidential Information to any Third Parties under any circumstance without written permission from the other Party. Each Party shall take such action and shall cause its Affiliates to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information. Each Party, upon the other's request, will return all the Confidential Information disclosed to the other Party pursuant to this Agreement, including all copies and extracts of documents, within sixty (60) days of the request upon the termination of this Agreement except for one (1) copy which may be kept for the purpose of complying with continuing obligations under this Agreement.

          9.2 Publicity. Except as required by law, neither Party may disclose the terms of this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld.

                                   ARTICLE 10

                                  TERMINATION

          10.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect with respect to each Product until the expiration of the last royalty or Profit-sharing obligation with respect to such Product, as provided in Section 5.6. If the Parties Co-Promote any Product, this Agreement shall survive for so long as such Co-Promotion continues.

          10.2 Events of Termination. The following event shall constitute an event of termination ("Event of Termination"):

               (a) Neurogen or Pfizer shall fail in any material respect to perform or observe this Agreement or the Research Agreement and any such failure shall remain unremedied for thirty (30) days after written notice to the failing Party.

          10.3 Termination. Upon the occurrence of any Event of Termination, the Party not responsible may, by notice to the other Party, terminate this Agreement.

          10.4 Surviving Rights and Obligations.   Termination of this Agreement
for any reason shall be without prejudice to:

               (a) The rights and obligations of the Parties provided in
Article 9 (Confidentiality) and Article 11 (Indemnification);

               (b) Neurogen's rights to receive all royalty and other payments accrued hereunder; and

               (c) Any other remedies which either Party may otherwise have.


                                   ARTICLE 11

                                INDEMNIFICATION

          11.1 Indemnification. Pfizer will indemnify Neurogen for damages, settlement, costs, legal fees and other expenses incurred in connection with a claim against Neurogen based on any action or omission of Pfizer, its agents, employees or sublicensees related to the development

                                                CONFIDENTIAL TREATMENT REQUESTED

or commercialization of Products or other performance of this Agreement provided, however, that the forgoing shall not apply (i) if the claim is found to be based upon the negligence, recklessness or willful misconduct of Neurogen, or (ii) if Neurogen fails to give Pfizer prompt notice of any claim it receives and such failure materially prejudices Pfizer with respect to any claim or action to which Pfizer's obligation pursuant to this Section applies. Pfizer, in its sole discretion, shall choose legal counsel, shall control the defense of such claim or action, and shall have the right to settle same on such terms and conditions it deems advisable; provided, however, it shall obtain Neurogen's prior consent to such part of any settlement which requires payment or other action by, or is likely to have a material adverse effect on Neurogen's business or its economic benefit under this Agreement. Pfizer will name Neurogen as an additional insured on all clinical trial liability or product liability insurance relating to Products.

                                   ARTICLE 12

                                 MISCELLANEOUS

          12.1 Entire Agreement; Other Agreements. Concurrently with the execution of this Agreement, Neurogen and Pfizer shall enter into the Research
Agreement and the Stock Purchase Agreement.   [_____________]

          12.2 Notices. All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time:

          If to Pfizer: To Pfizer at its address as set forth at the beginning of this Agreement,

          attention:  President, Central Research
          with a copy to: Office of the General Counsel.

          If to Neurogen: To Neurogen at its address as set forth at the beginning of this Agreement,

          attention: President
          with a copy to: Vice President - Finance

          Notices shall be deemed given as of the date received.

          12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          12.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

          12.5 Headings. Paragraph headings are inserted for convenience of reference only and do not form a part of this Agreement.

          12.6 Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.7 Amendment; Waiver; etc. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

          12.8 No Third Party Beneficiaries. No Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement. Nothing contained in this Agreement shall be deemed to constitute the Parties partners with each other or any Third Party.

          12.9 Assignment and Successors. This Agreement may not be assigned by either Party, except that each Party may assign this Agreement and the rights and interests of such Party in whole or in part to any of its Affiliates, any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporations.

          12.10 Force Majeure. Neither Pfizer nor Neurogen shall be liable for failure of or delay in performing obligations set forth in this Agreement and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Pfizer or Neurogen.

          12.11  Severability.   If any provision of this Agreement is or
becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

          In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives.


Pfizer Inc.                           Neurogen Corporation



By:  /s/ George M. Milne, Jr.         By:  /s/ Harry H. Penner, Jr.
   -----------------------------          -----------------------------
   George M. Milne, Jr.                   Harry H. Penner, Jr.
   President, Pfizer Central Research     President and Chief Executive
                                          Officer

                                                CONFIDENTIAL TREATMENT REQUESTED

                                                                      Appendix X

                                PFIZER/NEUROGEN
                           NPY Project Collaboration

                    [______________________________________]

                                                CONFIDENTIAL TREATMENT REQUESTED


                                Development Plan
                                    NGD 95-1

                    [______________________________________]

                                                CONFIDENTIAL TREATMENT REQUESTED

Current Anticipated Responsibilities:

                    [______________________________________]

                                                CONFIDENTIAL TREATMENT REQUESTED


                                    NGD 95-1
                    STRATEGY FOR EARLY CLINICAL DEVELOPMENT

                    [______________________________________]